Exhibit 10.1

Axsome Therapeutics, Inc. 25 Broadway 9th Floor New York, NY 10004 Tel: +1 212.332.3241 Fax: +1 212.320.0245 www.axsome.com

July 5, 2017

John Golubieski
22 Tulsa Court
Monmouth Junction, NJ 08852

Dear John:

I am pleased to offer you the opportunity to join us at Axsome Therapeutics, Inc. (the “Company”). I truly believe that you will be a great addition to our team. We are pleased to offer you employment in the position of Chief Financial Officer on the following terms:

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Your annual base salary will be $325,000 with an anticipated start date of August 4, 2017. Your base salary, less payroll deductions and required withholdings, will be payable in accordance with the Company’s normal payroll practices. You may also receive a discretionary cash bonus up to 40% of your base salary, prorated based on your start date and contingent upon your performance and availability of funds. You will receive a sign-on bonus of $50,000 which you will be required to repay in full if you voluntarily leave the Company within one year of your start date.

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Subject to approval by the Board of Directors of the Company (the “Board”), you will receive options to purchase 132,000 shares of common stock (the “Shares”) under the Company’s Equity Compensation Plan (the “Plan”). The options, if approved, will vest over a four-year period as follows: 25% of the Shares on the first anniversary of the date of grant, and the remaining 75% of the Shares in equal increments thereafter each quarter of the remaining three years. The options will have an exercise price equal to the closing price of the common stock on the date of grant. The options are governed by and subject to the Plan and any grant agreements, which you will receive under separate cover.

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Naturally, your compensation, including base salary, bonus and options, is contingent upon your continued employment with the Company. Your title and compensation will be reviewed periodically (not less often than annually) by the Chief Executive Officer and the Board.

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You will be eligible to participate in all employee benefit plans or programs of the Company offered generally to similarly situated employees of the Company, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. The Company retains the right to modify, replace or terminate any or all of its employee benefits plans or programs from time to time.

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You may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Chief Executive Officer.

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Notwithstanding your at-will employment, in the event the Company terminates your employment without Cause within 12 months of a Change in Control of the Company, you will be eligible to receive severance payments equal to six (6) months of your then existing base salary, with payment beginning within 10 days after the Release (as defined below) becomes irrevocable, effective and enforceable. Payments shall be made in equal monthly installments over a period of 6 months from the date on which the Release becomes irrevocable, effective and enforceable,  with each such payment due by the 15th of each month thereafter with the exception of the first payment, which shall be due within 10 days after the Release become irrevocable, effective and enforceable.. The Company’s obligation to make any payment or provide any benefit pursuant to this paragraph is contingent upon, and is the consideration for, you executing a comprehensive separation and general release agreement that includes provisions relating to cooperation, non-admissions, non-disclosure, non-disparagement, return of all property and other terms in a form acceptable to the Company (“the Release”) and that becomes effective in accordance with its terms on or before the 60th day after the date of termination. You also must comply and continue to comply with your obligations under the Release and the attached Employee Proprietary Information and Inventions Agreement,  and you must reasonably cooperate and be responsive and available upon reasonable requests by the Company to assist the Company pertaining to areas of the Company’s business of which you have knowledge as a result of your employment hereunder. For the purposes of this paragraph, “Cause” means (i) your repeated intentional failure to perform, or repeated gross negligence in the performance of, one or more of your essential duties and responsibilities to the Company and/or your failure to follow the lawful directives of the Company;  (ii) your extended or repeated absence from the Company’s offices or unavailability to perform services hereunder other than as a result of Company-related travel or paid time off;  (iii) your conviction of a felony or your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;  (iv) your unauthorized use or disclosure of any material proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) any material breach by you of this Agreement or any related agreements with the Company including, but not limited to, any non-competition or non-solicitation provision; (vi) your deliberate and material violation of any Company policy; (vii) your death or any disability that renders you, in the good faith determination of the Company, unable to perform the essential duties and responsibilities of your job with or without a reasonable accommodation. “Change in Control” means the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions.

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Without the express written consent of the Chief Executive Officer, you shall have no apparent or implied authority to pledge the credit of the Company, to bind the Company under any contract, note, mortgage or other agreement outside the ordinary course of the Company’s business, to release or discharge any debt due to the Company, or to sell, mortgage, transfer or otherwise dispose of any assets of the Company.

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You will abide by the Company’s rules and regulations, now existing or established hereafter, including without limitation the Company’s Insider Trading Policy and Code of Conduct and Ethics. As a condition of employment, you must sign and comply with the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A, which includes a prohibition on the unauthorized use or disclosure of the Company’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting employees of the Company during, and for one year after the end of, your employment with the Company, and provisions acknowledging the Company’s ownership in, and assigning to the Company all rights to, any inventions developed by you during your employment with the Company.

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You represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies. You will not use or disclose to any person associated with the

Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.

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In the event of a breach by you of any of your obligations of this letter agreement, including Exhibit A,  you shall cease to be entitled to any further benefits under this letter agreement. You agree that all bonuses, equity compensation and other incentive compensation provided by the Company shall be subject to any applicable clawback policy implemented by the Board of Directors from time to time.

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This letter agreement is binding upon and inures to the benefit of both parties and the Company’s assigns and successors, including without limitation any entity with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business,  provided, however, that any assignee, or successor in interest, assumes the Company’s obligations hereunder. Your rights and obligations under this letter agreement are personal and cannot be transferred or assigned by you at any time.

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This letter agreement, together with (i) any equity award agreements, and (ii) all agreements attached hereto or referenced herein, constitute the entire agreement and understanding of the Company and you with respect to the terms and conditions of your employment with the Company and the eligibility for any potential severance payments following separation from employment with the Company, and this letter agreement shall supersede all prior and contemporaneous written or oral agreements, promises and understandings between you and the Company relating to such subject matter. This letter agreement may only be amended by written instrument signed by you and the Chief Executive Officer. This letter agreement shall be construed and interpreted under the laws of the State of New York without regard to the conflicts of laws provisions thereof.

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You will be required to complete and return a W-9 federal tax withholding form so that we can process your first pay period. In preparing your W-9, remember to write your name exactly as it appears on your social security card or work visa. To the extent required by law, this offer is subject to satisfactory proof of your right to work in the United States. This offer is contingent upon the successful completion of reference and background checks.

•	By signing below, you represent that you are not relying on any representation, promise or agreement that is not expressly written in this letter agreement or in Exhibit A.

Once again, I am thrilled you are joining us. I believe you are really going to enjoy working here, and I know you will add tremendous value. Feel free to call me with any questions.

Sincerely,
/s/ Herriot Tabuteau, MD
Herriot Tabuteau, MD
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ JOHN GOLUBIESKI
John Golubieski
Date: July 5, 2017

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT